Exhibit 99.1

PRESS RELEASE

Media Contact :

Colleen Rubart, 415-547-2368

Email: Colleen.Rubart@autodesk.com

Investor Contact:

David Gennarelli, 415-507-6033

Email: David.Gennarelli@autodesk.com

Autodesk Announces Restructuring to Reduce Annual Operating Expenses

Company provides updated business outlook

SAN RAFAEL, CALIF, JANUARY 15, 2009—Autodesk, Inc. (NASDAQ: ADSK) today announced a restructuring plan to reduce its annual operating expenses. The company anticipates the restructuring will result in annual pre-tax cost savings of approximately $130 million annually starting in fiscal 2010.

As part of its restructuring plan, Autodesk plans to reduce its workforce by approximately 750 employees, representing approximately 10 percent of the company’s global workforce. The company also plans to consolidate certain facilities. The actions announced today are in addition to the ongoing cost reduction initiatives previously announced, which include a hiring freeze, business travel restrictions, and other reductions in its operating expenses.

As a result of this restructuring, the company anticipates taking a pre-tax charge in the range of $65 million to $75 million. Approximately $45 million to $50 million in pre-tax charges will be taken in the fourth quarter of fiscal 2009. Most of the remaining charge will be taken in the first quarter of fiscal 2010.

Updated Business Outlook

The following statements are forward-looking statements which are based on current expectations and which involve risks and uncertainties some of which are set forth below. This serves as an update to the previously announced business outlook issued on November 20, 2008.

Net revenue for the fourth quarter of fiscal 2009 is now expected to be in the range of $475 million and $500 million. GAAP loss per diluted share is now expected to be in the range of $0.12 and $0.05. Non-GAAP earnings per diluted share are now expected to be in the range of $0.18 and $0.24 and exclude $0.15 to $0.16 related to restructuring charges, $0.07 related to stock-based compensation expense and $0.07 for acquisition related charges.

In addition, although a final determination has not yet been made, the company may take an impairment charge of up to $125 million net of taxes in the fourth quarter of fiscal 2009. This impairment charge would reduce the value of goodwill related to the company’s Media and Entertainment business segment. This potential impairment charge is not included in the forecast provided above.

“Global economic conditions continue to impact our end-user demand,” said Carl Bass, president and chief executive officer. “Given the current uncertainty of the economic environment, the cost savings initiatives we are implementing are prudent. Autodesk has a strong cash position and leadership across multiple product sectors and geographies. The company has experienced several economic downturns during its 26-year history, and like before, we fully expect to emerge from the downturn stronger, more efficient, and more competitive.”

Spin Out of Location Services

Autodesk has signed a definitive agreement to spin out its Location Services business to Hale Capital Partners, a private equity firm. Autodesk believes this move will help position the Location Services business for greater success in the wireless industry, while allowing Autodesk to focus its on its core business. Details of the transaction were not disclosed.

Earnings Release Date

Autodesk will announce final fourth quarter financial results in a press release immediately following the close of market on February 26, 2009. The company will also host a live conference call and webcast to discuss these results on February 26, 2009 at 2:00 p.m. Pacific Time. The call will be webcast at http://www.autodesk.com/investors. An audio replay webcast and podcast will also be available that day after 4:00 p.m. Pacific Time on our website at http://www.autodesk.com/investors.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the expected charges and costs related to Autodesk’s planned restructuring plan and statements regarding Autodesk’s anticipated performance and results for its fourth quarter of fiscal 2009. Factors that could cause actual results to differ materially include the following: difficulties encountered in implementing workforce reductions; changes in the size and components of the expected costs and charges; litigation or claims made as a result of the implementation of certain elements of the restructuring plan; Autodesk’s ability to close business as expected this quarter in general and as a result of this press release; adjustments made in connection with closing the quarter and releasing financial statements; general market and business conditions; our performance in particular geographies, including emerging economies; the financial and business condition of our reseller and distribution channels; fluctuation in foreign currency exchange rates; failure to achieve and maintain existing cost reduction efforts and productivity increase initiatives; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; unexpected fluctuations in our tax rate; the timing and degree of expected investments in growth opportunities; slowing momentum in maintenance revenues; failure to achieve sufficient sell-through in our channels for new or existing products; pricing pressure; failure to achieve continued migration from 2D products to 3D products; changes in the timing of product releases and retirements; failure of key new applications to achieve anticipated levels of customer acceptance; failure to achieve continued success in technology advancements; interruptions or terminations in the business of the Company’s consultants or third party developers; and unanticipated impact of accounting for technology acquisitions.

Further information on potential factors that could affect the actual financial results of Autodesk are included in the Company’s reports on Form 10-K for the year ended January 31, 2008 and our Form 10-Q for the quarter ended October 31, 2008, which are on file with the Securities and Exchange Commission. Autodesk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Autodesk

Autodesk, Inc. is a world leader in 2D and 3D design software for the manufacturing, construction, and media and entertainment markets. Since its introduction of AutoCAD software in 1982, Autodesk has developed the broadest portfolio of state-of-the-art Digital Prototyping solutions to help customers experience their ideas before they are built. Fortune 1000 companies rely on Autodesk for the tools to visualize, simulate and analyze real-world performance early in the design process to save time and money, enhance quality and foster innovation. For additional information about Autodesk, visit www.autodesk.com.

Autodesk and AutoCAD, are registered trademarks or trademarks of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names, or trademarks belong to their respective holders. Autodesk reserves the right to alter product offerings and specifications at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2009 Autodesk, Inc. All rights reserved.